UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 21, 2015
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2015, Ciber, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Michael Boustridge, the Company’s Chief Executive Officer. The material terms of the Employment Agreement include an annual base salary of $760,000, eligibility to earn an annual cash bonus targeted at 100% of base salary, and an annual long term equity incentive award of no less than 300% of annual base salary, which will have terms and conditions substantially similar to annual long term equity incentive awards for other named executive officers of the Company. Mr. Boustridge also will participate in benefit plans and programs generally available to employees and executives of the Company.

Upon either Mr. Boustridge’s termination by the Company without cause, or by Mr. Boustridge for good reason (each term as defined in the Employment Agreement), in addition to already earned salary, earned but unpaid bonus for the prior year and a prorated bonus (provided that performance targets are met) for the portion of the year in which the termination occurs, Mr. Boustridge is entitled to receive certain benefits, subject to his executing a separation and release agreement. Such benefits include (i) a severance payment equal to 1.5 times Mr. Boustridge’s then current base salary and annual bonus at target level in effect on the day of termination, (ii) accelerated vesting of awards that would have vested within the 12 months following his separation date (subject to achievement of performance criteria, if any), and (iii) health and dental benefits for Mr. Boustridge and his spouse for a period of 18 months following termination.

In the event of Mr. Boustridge’s termination by the Company without cause, or by Mr. Boustridge for good reason, in anticipation of or within 24 months after a change of control of the Company (as defined in the Employment Agreement), in addition to already earned salary and earned but unpaid bonus for the prior year, Mr. Boustridge is entitled to receive certain benefits, subject to his executing a separation and release agreement.  Such benefits include (i) a severance payment equal to two times Mr. Boustridge’s then current base salary and annual bonus at target level in effect on the day of termination, (ii) full vesting of all unvested equity awards, and (iii) health and dental benefits for Mr. Boustridge and his spouse for a period of 24 months following termination. Mr. Boustridge is also entitled to certain benefits upon termination of his employment as a result of death or disability.

Mr. Boustridge is subject to non-compete, non-solicitation of clients, and no-hire obligations during his employment and for 18 months after termination.  The employment agreement also contains customary provisions relating to confidential information.  In addition, Mr. Boustridge may not take certain actions in furtherance of a third party acquiring control of Ciber for the same period.

The foregoing description of Mr. Boustridge’s employment agreement is qualified in its entirety by reference to the agreement which will be filed as an exhibit with the Company’s next periodic report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: December 24, 2015	By:	/s/ M. Sean Radcliffe
M. Sean Radcliffe
General Counsel and Secretary